                                                                     EXHIBIT 2.1

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

                                  MADE AS OF

                               OCTOBER 10, 1997

                                 BY AND AMONG

                           CAREY INTERNATIONAL, INC.

                         CAREY LIMOUSINE INDIANA, INC.

                       INDY CONNECTION LIMOUSINES, INC.

                              TRANSIT TOURS, INC.

                   KD & ASSOCIATES PROFESSIONAL CORPORATION

                              CRAIG DEL FABRO AND

                                 KIM DEL FABRO

                               TABLE OF CONTENTS

Sections                                                                                       Page
--------                                                                                       ----
Section 1.  The Merger........................................................................   2
Section 2.  Transactions at The Closing.......................................................   6
Section 3.  Conditions of the Closing.........................................................  10
Section 4.  Covenants.........................................................................  14
Section 5.  Representations and Warranties....................................................  24
Section 6.  Indemnification...................................................................  48
Section 7.  Terminations; Amendments; Waivers.................................................  53
Section 8.  Miscellaneous.....................................................................  55

Schedules
---------
Schedule 2(b)(v)         Stock Option Recipients
Schedule 4.12            Outstanding Financial Obligations
Schedule 5.1(b)          Consents and Approvals
Schedule 5.1(d)          Stockholder List
Schedule 5.1(e)          Pooling-of-Interests Accounting
Schedule 5.1(g)          Financial Statements
Schedule 5.1(j)          Adverse Changes
Schedule 5.1(k)(i)       Receivables
Schedule 5.1(k)(ii)      Banking Relationships and Accounts
Schedule 5.1(l)(iii)     Tax Matters
Schedule 5.1(m)(i)       Tangible Personal Property
Schedule 5.1(m)(ii)      Vehicles
Schedule 5.1(n)          Real Property
Schedule 5.1(p)(i)       Insurance
Schedule 5.1(p)(ii)      Current Insurance
Schedule 5.1(q)          Outstanding Commitments
Schedule 5.1(s)          Transactions with Related Parties
Schedule 5.1(t)          Licenses and Permits

Schedule 5.1(u)          Employee List
Schedule 5.1(v)          Employee Benefits
Schedule 5.1(x)          Litigation
Schedule 5.1(y)(i)       Customer List
Schedule 5.1(y)(ii)      Proprietary Assets

Exhibits
--------
Exhibit 2 (a)(iv)        Opinion of Counsel to INDY and TTI
Exhibit 2 (b)(iv)        Opinion of Counsel to Carey and Carey Indiana
Exhibit 2 (c)(i)         Executive Employment and Non-Competition Agreement
Exhibit 2 (c)(ii)        Consulting and Non-Competition Agreement
Exhibit 2 (c)(iii)       Escrow Agreement

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER

THIS Amended and Restated Agreement and Plan of Merger ( the "Agreement"), is made as of the 10th day of October 1997, by and among Carey International, Inc., a Delaware corporation ("Carey"), Carey Limousine Indiana, Inc., a Delaware corporation ("Carey Indiana"), INDY Connection Limousines, Inc., an Indiana corporation ("INDY"), Transit Tours, Inc., an Indiana corporation ("TTI" and, together with INDY, the "Companies" and, individually with INDY, a "Company"), Craig Del Fabro, a resident of Clayton, Indiana ("CDF"), KD & Associates Professional Corporation, an Indiana professional corporation ("KDA"), and Kim Del Fabro, a resident of Carmel, Indiana ("KDF" and, together with KDA and CDF, the "Principals").

                              W I T N E S S E T H

     WHEREAS, the Principals hold a majority of all of the issued and outstanding shares of capital stock of INDY, INDY holds all of the issued and outstanding shares of capital stock of TTI, and Carey holds all the issued and outstanding shares of capital stock of Carey Indiana;

     WHEREAS, the parties desire to merge TTI with and into INDY, then to merge INDY with and into Carey Indiana, in accordance with the terms and conditions of this Agreement (collectively, such mergers are referred to herein as the "Merger");

     WHEREAS, upon consummation of the Merger, each of the Companies will cease to exist and Carey Indiana will be the surviving corporation and a wholly-owned subsidiary of Carey; and,

     WHEREAS, the Parties executed the original Agreement on October 10, 1997, and have determined that certain ambiguities existed in that agreement which should be clarified and certain events have occurred which should be reflected in the final agreement and have therefor determined to execute this Amended and Restated Agreement and Plan of Merger, effective as of the 10th day of October, 1997;

     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, and covenants set forth herein, the parties agree as follows:

     1.   THE MERGER

     1.1  The Merger.  Subject to the terms and conditions of this Agreement, at
          ----------
the Effective Time, and subsequent to the merger of TTI with and into INDY, INDY shall be merged with and into Carey Indiana and the corporate existence of each of the Companies shall cease. Following the Merger, Carey Indiana shall continue as the surviving corporation (the "Surviving Corporation").

     1.2  Effective Time and Closing.  As soon as practicable after satisfaction
          --------------------------
or waiver of all conditions to the Merger, but in any event on or before October 31, 1997, the parties (a) shall cause certificates of merger (the "Certificates of Merger") with respect to the Merger to be filed and recorded, and (b) shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificates of Merger with respect to the merger of INDY with and into Carey Indiana are filed with (a) the Secretary of State of Indiana and (b) the Secretary of State of Delaware (the "Effective Time"). Simultaneously with the filing of the Certificates of Merger, a closing (the "Closing") shall take place on October 31, 1997 or another date as is mutually agreed upon at the offices Locke Reynolds Boyd & Weisell at 1000 Capital Center South, 201 North Illinois Street, Indianapolis, Indiana 46204 or at such other location as is mutually agreed by the parties.

     1.3  Effects of the Merger.  The Merger shall have the effects specified in
          ---------------------
the Indiana Corporation Law (the "ICL") and the Delaware General Corporation Law (the "DGCL").

     1.4  Tax Consequences.  It is intended that the Merger shall constitute a
          ----------------
reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code (the "Code") and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.5  Certificate of Incorporation and By-Laws.  The certificate of
          ----------------------------------------
incorporation and by-laws of Carey Indiana, in each case as in effect at the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation.

     1.6  Directors and Officers.  At the Effective Time, the directors and
          ----------------------
officers of Carey Indiana shall be the directors and officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

     1.7  Conversion of Stock.  At the Effective Time, each share of common
          -------------------
stock, without par value per share, of INDY (the "INDY Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holder thereof into the number of shares of Common Stock, par value $.01 per share, of Carey (the "Carey Common Stock") or fraction thereof determined by dividing $16.493894 by the closing price of the Carey Common Stock as reported on The NASDAQ National Market ("NASDAQ") on the date that this Agreement is duly executed (the "Merger Consideration"), it being agreed that the closing price on such date was
$16.625.   Notwithstanding the foregoing, in the event that the average closing price of the Carey Common Stock as reported on NASDAQ for the ten (10) trading days ending on the day immediately prior to the Closing Date (the "Ten Day Average Closing Price") is more than Two Dollars ($2.00) above or below the closing price of the Carey Common Stock as reported on NASDAQ on the date that this Agreement is duly executed, then the closing price of the Carey Common Stock used to calculate the Merger Consideration shall be the Ten Day Average Closing Price. In connection with the merger of TTI with and into INDY, each share of TTI capital stock shall be cancelled without the payment of any consideration therefore.

     1.8  Exchange of and Payment for the Company Shares. (a) Certificates
          ----------------------------------------------
representing outstanding shares of INDY Common Stock shall be surrendered and exchanged for the Merger Consideration (the "Merger Consideration") as provided in Section 1.7 at the Closing or as soon thereafter as is reasonably possible. Notwithstanding the foregoing, Carey may waive the requirement that certificates representing outstanding shares of INDY Common Stock shall be surrendered and exchanged for the Merger Consideration at the Closing, in which event such certificates shall be exchanged for the Merger Consideration at the Closing. To the extent required by the Code, Carey may require, as condition to the issuance of the Merger Consideration, the delivery by the INDY stockholders of a substitute form W-9 or a substitute therefor. Until surrendered as contemplated by this Section 1.8, any certificate which immediately prior to the Effective Time shall have represented any shares of INDY Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding the foregoing, in the event that an INDY stockholder is unable to surrender a certificate representing outstanding shares of INDY Common Stock because it has been lost, destroyed or stolen, such shareholder shall deliver to Carey, an affidavit stating that such shareholder has full right and title to such outstanding shares represented by certificates that have been lost, destroyed or stolen, and such shareholder shall, in lieu of providing certificates, deliver at the option of Carey, either an indemnity bond or agreement of indemnification satisfactory to Carey.

          (b) No dividends or other distributions declared after the Effective Time with respect to Carey Common Stock shall be paid to any stockholder of INDY until such INDY stockholder surrenders all certificates representing any of the shares of INDY Common Stock in accordance with this Section 1.8. After the surrender of such certificate(s) in accordance with this Section 1.8, any such stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Merger Consideration.

          (c) Notwithstanding any other provision of this Agreement, no certificates or scrip representing a fractional share of Carey Common Stock shall be issued upon the surrender or exchange of certificates which prior to the Effective Time shall have represented any shares of INDY Common Stock, no dividend or distribution of Carey shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Carey. In lieu of any fractional share, there shall be paid to INDY stockholders an amount of cash equal to the closing price of the Carey Common Stock used to calculate the Merger Consideration pursuant to
Section 1.7 of this Agreement as multiplied by the fraction of any such fractional share.

          (d) The Merger Consideration and cash in lieu of any fractional share shall be deemed, when issued or paid hereunder, to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to all outstanding shares of INDY Common Stock.

     1.9  Post-Closing Balance Sheet.  Not more than fourteen (14) days after
          --------------------------
the Closing Date, the Principals shall prepare and deliver to Carey and Coopers & Lybrand L.L.P., Washington, D.C. ("Coopers"), the consolidated financial statements of the Companies for the one month period ending October 31, 1997, including a statement of income and a balance sheet (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall (a) be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied,
(b) make full and adequate provision for all reserves, liabilities and obligations (fixed or contingent) of the Companies as of such date, to the extent such liabilities, alone or in the aggregate, are required to be reflected or reserved against in accordance with GAAP, consistently applied, and (c) determine the amount of the stockholders' equity of the Companies as of such
date (the "Closing Date Net Worth").   Within fourteen (14) days after Coopers'
receipt of the Closing Date Balance Sheet, Coopers shall (a) review it and make any adjustments therein and in the Closing Date Net Worth required to be made in accordance with GAAP, consistently applied; and (b) provide a copy of the Closing Date Balance Sheet as adjusted by it to the Principals and Carey.  The Closing Date Net Worth as so adjusted by Coopers
shall be the "Final Closing Date Net Worth."   Within fourteen (14) days after
the Principals' and the Companies' receipt of the Final Closing Date Net Worth, as determined by Coopers, the Principals shall review the Final Closing Date Net Worth and shall state their objections if any thereto and identify the reasons therefore. The Principals and Carey shall attempt to agree on the amount of each determination to which any party objects within fifteen (15) days thereafter. In the event that the Principals and Carey are unable to agree on such amount, an independent certified public accountant mutually selected by the Principals and Carey shall make the final determinations regarding the amounts in dispute.

     1.10 Employees.  After the Merger, except as otherwise agreed in writing by
          ---------
Carey and CDF hereto, Carey Indiana shall be under no obligation to continue the employment of any employees of the Companies.

     2.   TRANSACTIONS AT THE CLOSING.

          (a) At the Closing, the Principals and Companies will deliver to Carey and Carey Indiana the following:

               (i) stock certificates evidencing a minimum of 90% of all of the outstanding shares of capital stock of each of the Companies;

               (ii) written resignations of each director and officer of each of the Companies, effective as of the Closing Date;

               (iii) the original minute books, stock record books and corporate seals, if any, of the Companies;

               (iv) the opinion of counsel to the Companies and Principals in the form attached hereto as Exhibit 2(a)(iv);
                            ----------------

               (v) INDY's certificate of incorporation, as amended, certified by the Office of the Secretary of State of Indiana, and a true and correct copy of the by-laws of INDY as certified by the Secretary of INDY;

               (vi) a file marked copy of the Articles of Merger pursuant to which TTI was merged with and into INDY, certified by the Secretary of INDY;

               (vii) all other documents, certificates and instruments required to be delivered by the Principals or the Companies at or prior to the Closing pursuant to this Agreement;

               (viii) a copy of each written Company Contract (as defined below);

               (ix)   the Customer List (as defined below); and

               (x) a certificate signed by the officers of the Companies and Principals which states the Companies' consolidated net worth as of the Closing Date, determined in accordance with GAAP, consistently applied, including any legal and accounting expenses, related to the Merger or this Agreement.

          (b) At the Closing, Carey and Carey Indiana will deliver to the Companies the following:

               (i) stock certificates representing the Merger Consideration to be issued pursuant to this Agreement to the stockholders of INDY who tender at the Closing certificates representing their shares of INDY Common Stock, and such Carey stock certificates shall be registered in the names of such stockholders as such names appear on Schedule 5.1(d); provided that stock certificates registered in the name of
   ---------------
each CDF and KDA representing the number of shares of Carey Common Stock equal to Four Hundred Ten Thousand Five Hundred Dollars ($410,500) and Eighty-Nine Thousand Five Hundred Dollars ($89,500), respectively, of Carey Common Stock, divided by the closing price of Carey Common Stock used to calculate the Merger Consideration pursuant to Section 1.7 of this Agreement shall be redelivered to Carey by CDF and KDA pursuant to the terms of the Escrow Agreement.

               (ii)   intentionally omitted

               (iii) Carey checks in the amount of the cash value of any fractional shares, payable to such stockholders in their names as they appear on

Schedule 2(b)(iii);
------------------

               (iv) the opinion of Carey and Carey Indiana's counsel in the form attached hereto as Exhibit 2(b)(iv);
                        ----------------

               (v) a stock option agreement to each of the ten employees of the Companies for a number of shares stipulated for those whose names and current salary are listed on Schedule 2(b)(v) to purchase an aggregate of Fifty
                             ----------------
Thousand (50,000) shares of Carey Common Stock under Carey's 1997 Equity Incentive Plan, which agreements shall provide that the options provided for therein are exercisable at the closing price of the Carey Common Stock on NASDAQ on the Closing Date and vest over a four-year period (the option shares shall be allocated among the ten employees on said schedule pro rata based upon the relative salaries of said employees); and

               (vi) all other documents, certificates, instruments or writings required to be delivered by Carey or Carey Indiana at or prior to the Closing pursuant to this Agreement.

          (c) At the Closing, the Principals, Companies, Carey and/or Carey Indiana, as applicable, will exchange the following, which in each case shall be duly executed by the parties thereto:

               (i) an executive employment and non-competition agreement between Carey and CDF substantially in the form attached hereto as Exhibit
                                                                   -------
2(c)(i) (the "Executive Employment Agreement");
-------

               (ii) a consulting and non-competition agreement between Carey and KDA substantially in the form attached hereto as Exhibit 2(c)(ii) (the
                                                     ----------------
"Consulting Agreement"); and

               (iii) an escrow agreement among Carey, CDF, KDA, and First America Bank N.A., as escrow agent, (the "Escrow Agent"), which escrow agreement shall be substantially in the form attached hereto as Exhibit 2(c)(iii) (the
                                                      -----------------
"Escrow Agreement").

     3.   CONDITIONS OF CLOSING

     3.1  Conditions to Obligations of Carey and Carey Indiana.  The obligations
          -----------------------------------------------------
of Carey and Carey Indiana to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing, or waiver by Carey and Carey Indiana in writing, in whole or in part, of each of the following conditions:

          (a) All of the representations and warranties of the Principals and the Companies in Section 5.1 of this Agreement (considered collectively) and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date, as if made on the Closing Date, and the Principals shall have caused the Companies to have delivered to Carey all of the schedules and exhibits attendant to this Agreement as well as a certificate dated the Closing Date and executed by the Principals and the Companies to such effect. In the event that any Schedules are delivered to Carey after this Agreement is executed, they must be satisfactory to Carey in its sole satisfaction.

          (b) All of the covenants and obligations that the Principals or the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (c) Carey and Carey Indiana shall have received the opinion of counsel to the Principals and the Companies, dated the Closing Date and in form and substance satisfactory to Carey and its counsel, substantially to the effect set forth on Exhibit 2(a)(iv).
             ----------------

          (d) The Principals and the Companies shall have executed and delivered to Carey all documents, certificates, instruments and items referenced in Sections 2(a) and (c).

          (e) The Principals and the Companies shall have delivered to Carey and Carey Indiana a certificate of the Secretary of each of the Companies certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement and the incumbency of officers and directors.

          (f) The Principals and the Companies shall have delivered to Carey and Carey Indiana such other certificates, documents and opinions as Carey and its counsel shall reasonably require.

          (g) All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been duly obtained to the extent that such approvals, consents, permits or licenses can be legally obtained prior to Closing, including, but not limited to, the approval of any regulatory authority of the transfer to Carey and Carey Indiana of control of each of the Companies' interstate and intrastate common carrier rights, if any.

          (h) No preliminary or permanent injunctive or other order shall have been issued by any federal or state regulatory body, agency or court prohibiting the consummation of the transactions contemplated hereby; no governmental agency or body shall have instituted or notified any party of its intention to institute or threaten to institute any suit, action, or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement, and no order or decree so restraining or enjoining such transactions shall be in effect; and no other consent or approval required for the consummation of the transactions contemplated hereby by any third party shall not have been obtained and be duly effective.

          (i) Carey and Carey Indiana shall have received a certificate signed by the officers of the Companies and the Principals which states the Companies' consolidated net worth as of the Closing Date is equal to or greater than One Million Six Hundred Thousand Dollars ($1,600,000), determined in accordance with GAAP, consistently applied, including any legal and accounting expenses of the Companies and the Principals prior to the Merger.

          (j) The transaction contemplated hereby will qualify as a private placement, and the Principals will assist Carey and Carey Indiana in procuring letters from the INDY shareholders evidencing that a sufficient number of INDY shareholders qualify as accredited investors under the Securities Act of 1933, as amended.

          (k) This Agreement and the Merger shall have been approved by the Board of Directors of Carey.

          (l) Carey shall be satisfied that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (m) Carey shall have received a letter from Coopers to the effect that the Merger shall qualify for pooling of interests accounting treatment.

     3.2  Conditions to Obligations of the Principals and the Companies.  The
          -------------------------------------------------------------
obligations of the Principals and the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing, or waiver by such parties in writing, in whole or in part, of each of the following conditions:

          (a) All of the representations and warranties in Section 5.2 of this Agreement (considered collectively), and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date, as if made on the Closing Date.

          (b) All of the covenants and obligations that Carey and Carey Indiana are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and compiled with in all material respects.

          (c) The Principals and the Companies shall have received the opinion of counsel to Carey and Carey Indiana, dated the Closing Date and in form and substance satisfactory to the Principals and the Companies and their counsel, substantially to the effect set forth in Exhibit 2(b)(iv).
                                         ----------------

          (d) Carey and Carey Indiana shall have executed and delivered to the Principals and the Companies all documents, certificates, instruments, and items referenced in Sections 2(b) and (c).

          (e) Carey and Carey Indiana shall have delivered to the Principals and the Companies certificates of their Secretaries, certifying as to requisite corporate or other action authorizing the transactions contemplated by this Agreement, and to the incumbency of all officers signing this Agreement and any instruments to be delivered hereunder.

          (f) Carey and Carey Indiana shall have delivered to the Principals and the Companies such other certificates, documents and opinions as the Principals and the Companies shall reasonably require.

     4.   COVENANTS

     4.1  Confidentiality.  Carey and Carey Indiana on one hand, and the
          ---------------
Companies and the Principals on the other, will, and will cause their respective agents and employees to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law, all Confidential Information (as hereinafter defined) of the other and will not disclose the same to any third party. For purposes hereof, "Confidential Information" shall mean all information of any kind concerning the Companies or Carey (including any of its subsidiaries), as the case may be, or the existence, substance or terms of any discussions, negotiations or any communications between the Principals or the Companies and Carey or Carey Indiana related to this Agreement or transaction contemplated hereby, including, but not limited to, the terms of this Agreement or any draft thereof, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the receiving party to be under an obligation to keep such information confidential,
(iii) that is or becomes known to the public (other than through a breach of this Agreement), (iv) that was in the receiving party's possession before disclosure thereof to it in connection with this Agreement or (v) that was independently developed by the receiving party.

     4.2  Covenant Not To Compete
          -----------------------

          (a) Covenant. The Principals agree that commencing on the Closing Date and continuing until the later of (i) two (2) years after the termination of their respective Executive Employment and Consulting Agreements and (ii) five
(5) years after the date of this Agreement they shall not, without the prior written consent of Carey, which consent will not be unreasonably withheld, directly, indirectly, either on the behalf of the Principals or on behalf of any other person (as used in this Section 4.2 " Carey" means Carey or any of its subsidiaries and licensees):

               (i) attempt in any manner to persuade a customer or client of Carey to cease to do business or to reduce the amount of business which such customer or client has customarily done or contemplated doing with Carey;

               (ii) employ or attempt to employ any person who is then, or within one (1) year prior to, was in the employ of or in a contracting relationship with Carey;

               (iii) agree to serve as an agent, contractor, joint venture party, partner, consultant, or employee of a customer or client in a manner which would have the effect of reducing the amount of business derived by Carey with such customer or client or diverting away from Carey business from any customer or client of Carey for any of the products or services of the type usually rendered by Carey for any such customer or client;

               (iv) solicit or divert (or attempt to solicit or divert) business of any customer or client of Carey in the areas of products or services of the type usually provided by Carey for any such customer or client for the benefit of anyone other than Carey. "Solicit or divert (or attempt to solicit or divert)" shall also include direct personal calls and distributing announcements, notices or other materials to a customer or client;

               (v) service or attempt to service any customer or client of Carey, or perform work for any customer or client of Carey of the type customarily provided by Carey or contemplated to be provided by Carey;

               (vi) disclose or distribute to any third parties customer or client workpapers, data, software and other written materials (and all copies thereof) prepared for internal use by Carey or used in connection with the business or operations of Carey; or

               (vii) engage in or in any manner be connected with or employed by any person, firm, corporation, proprietorship, partnership or other entity in competition with Carey or engaged in the business of providing automobile or limousine transportation, chauffeured cars for hire, or limousine rentals or in any other enterprise which is or may be in competition with any line of business conducted or contemplated to be conducted by Carey within a radius of one hundred (100) miles of any office of Carey, its affiliates, licensees, or subsidiaries.

          (b) "Customer" or "client" includes any person or entity (including, but not limited to, state, local, municipal or federal government entities) who is then a customer or client of Carey, its affiliates or subsidiaries, or anyone who was a customer or client at any time during the prior twelve-months or prospective customers or clients with which the Principals have knowledge (actual or constructive) that Carey has been negotiating with to become a customer or client of Carey at any time after the Closing Date.

          (c) The Principals acknowledge that in any event they will be able to earn a livelihood without violating the foregoing covenants. The Principals represent and warrant to Carey that they are not a party to any other agreement containing a non-competition agreement or other restriction with respect to any service or business which they are to perform under the Executive Employment Agreement and the Consulting Agreement.

          (d)  Right to Injunction.  The breach or threatened breach by the
               -------------------
Principals and of any of the provisions of this Section 4 shall entitle Carey to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by the Principals or their partners, agents, representatives, employees, independent contractors or any entity of which they are a partner, joint venturer, stockholder, contractor, proprietor, officer, director, employee or agent, or any and all persons or entities directly or indirectly acting for or with them. The rights and remedies of Carey under this Section 4 shall be in addition to and not in limitation of any of the rights, remedies, or damages available to it at law or equity. In the event that an action is successfully brought to enjoin the Principals from violating the provisions of this Section 4.2, Carey shall be entitled to collect from the Principals reasonable costs and attorneys' fees in addition to any other rights or claims Carey may have against the Principals.

          (e)  Survival.  The provisions of this Section 4.2 shall survive the
               --------
termination of this Agreement.

          (f)  Severability.  The Principals have carefully read and considered
               ------------
the provisions of this Section 4.2 and, having done so, agree that the restrictions set forth herein (including, but not limited to, the time period of the restrictions and the geographical areas of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of
Carey.   In the event that any provision of this Section 4.2 related to a time period or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, said time period or areas of restriction shall be deemed to become and hereafter shall be the maximum time period or areas which such court deems reasonable and enforceable.

     4.3  Conduct of the Companies' Business.  Prior to the Closing, the
          ----------------------------------
Companies shall adhere, and the Principals shall cause the Companies to adhere, to the following:

          (a) operate the Companies only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use their best efforts to preserve their present business organization and goodwill of the Companies intact, preserve their present relationships with persons having business dealings with them, and, unless such termination is approved by Carey, keep available the services of each of the Companies' present officers, employees, independent contractors and other service providers;

          (b)  not amend the charter or by-laws of either of the Companies;

          (c) maintain the books and records of each Company in the usual regular and ordinary manner, on a basis consistent with prior practice;

          (d) maintain all of the properties relating to each of the Companies in customary repair, order and condition, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain insurance upon all of the properties relating to the Companies and with respect to the conduct of the Companies on such amounts and of such kinds comparable to that in effect on the date hereof; and;

          (e) take no action that would make any representation or warranty contained in Section 5 untrue or incorrect.

     4.4  CDF's Cooperation.  For a period of three (3) years following the
          ------------------
Closing Date, CDF agrees to cooperate with Carey so as to afford Carey the full goodwill and ongoing value of the Companies' assets and operations and to undertake to make telephone calls, write letters, participate in sales calls, and do whatever else is necessary, in the judgement of Carey, to assure the Companies' customers that the transaction contemplated by this Agreement is such that the Companies' customers can be assured of continued high quality service. CDF shall put forth his best effort to assure continued use of the Companies' services by their customers.

     4.5  Notification Of Certain Matters.  Each of the parties to this
          -------------------------------
Agreement (the "Notifying Party") shall give prompt notice to the other parties of (a) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.6  Exclusive Negotiating Rights. Until the Closing, or the earlier
          ----------------------------
termination of this Agreement in accordance with its terms, the Principals, the Companies and each officer, director, employee, consultant, advisor, agent or investment banker of any of the Companies or the Principals shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person relating to (i) any acquisition or purchase of any material asset or assets of either of the Companies or any shares of equity securities of the Companies, (ii) any tender offer (including a self-tender offer) or exchange offer involving shares of INDY Common Stock, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving either of the Companies other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Carey and Carey Indiana of the transactions contemplated hereby (the transactions referred to in clauses (i) -
(iv) are collectively referred to herein as "Alternative Transactions" and individually referred to herein as an "Alternative Transaction"), or agree to or endorse any Alternative Transaction, or (b) enter into, continue or participate in any discussions or negotiations regarding any Alternative Transaction, or furnish to any person or entity (other than Carey) any information with respect to its business, properties or assets or any Alternative Transaction, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any person to seek, effect or make any Alternative Transaction; provided, however, that the foregoing shall not
                         --------  -------
prohibit the Companies from (x) furnishing information pursuant to a confidentiality agreement which does not conflict with the terms of this Agreement to a third party who has initiated contact with the Companies regarding a bona fide unsolicited Alternative Transaction under circumstances
            ---------
not constituting a breach of this Section 4.5 (a "Permitted Contact") and (y) engaging in discussions or negotiations with a third party who has initiated a Permitted Contact regarding an Alternative Transaction; provided, further, that
                                                        --------  -------
the Companies shall not take any of the foregoing actions referred to in clauses
(x) and (y) until after reasonable notice to and consultation with Carey with respect to any such actions and that INDY shall continue to consult with Carey after taking any such actions, except to the extent that it receives the written opinion of its outside counsel that such continued consultation would constitute a breach of its fiduciary duties to the stockholders of INDY under Indiana law. If any of the Companies or the Principals receives an inquiry, proposal or offer regarding an Alternative Transaction, the Companies shall within one (1) business day of their receipt of such proposal inform Carey of the terms and conditions of such inquiry, proposal or offer and identity of the person or entity making it.

     4.7  Further Assurances.  The Principals and the Companies will have all
          -------------------
present officers and directors of each of the Companies execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to, (a) effect, perfect or confirm of record or otherwise Carey Indiana's full right, title and interest in and to the respective businesses, properties and assets of INDY and TTI, free and clear of all Encumbrances (as defined below), (b) allow the Companies to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such businesses, properties and assets, or to carry out the intent and purposes of the transactions contemplated hereby, and (c) permit Carey Indiana to take dominion over the assets of the Companies.

     4.8  Access And Information.  The Principals will cause the Companies to
          ----------------------
afford, and the Companies will afford, Carey's representatives with access to the Companies' management, properties, books and records and furnish to Carey and its representatives all additional financial and operating data and other information as to the Companies' businesses and properties as Carey may from time to time reasonably request.

     4.9  Best Efforts. Subject to the terms and conditions hereof, each party
          ------------
to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party to this Agreement agrees that it will use its best efforts consistent with reasonable business practice to cause all conditions to its obligations and to the other parties under this Agreement to be satisfied as promptly as possible, and will not undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing.

     4.10 Voting.  Each of the Principals agrees to vote his shares of INDY
          ------
Common Stock to approve this Agreement and the Merger at any meeting or in any written consent of INDY stockholders, and to otherwise use his best efforts to obtain the stockholder approval necessary under the ICL with respect to the Companies to effect the Merger, except to the extent that the Principals receive a written opinion of counsel stating that the taking of such actions would constitute a violation of their fiduciary duties as stockholders or directors under Indiana law.

     4.11 Customer List.  In order to transfer to Carey full access to the
          -------------
Customer List (as defined below), the Principals shall cause the Companies to deliver to Carey, prior to or simultaneous with the Closing, the nature and location of all materials containing information relevant to the Customer List, including, but not limited to, rolodex cards, log books, bills, receipts, electronic data and computer print-outs.

     4.12 Release of Personal Guarantees.  Following the Closing, Carey shall
          ------------------------------
cause the release of certain personal guarantees of CDF in connection with certain outstanding local bank debt as set forth in Schedule 4.12.
                                                    -------------

     4.13 Public Announcements.  Carey, the Principals and the Companies shall
          --------------------
not make any public announcements, notices or other communications ("Public Announcements") regarding this Agreement and the transactions contemplated hereby to parties other than the parties hereto and their respective advisors without the prior written approval (which shall not be unreasonably withheld or delayed) of (i) Carey, in the case of proposed Public Announcements by the Principals and the Companies, and (ii) the Principals and the Companies, in the case of proposed Public Announcements by Carey.

     4.14 Restrictions on Resale.  Carey has informed the Companies and the
          -----------------------
Principals that Carey intends to account for the Merger as a pooling-of-interests under Accounting Principals Board Opinion No. 16 ("Opinion 16") . Carey has also informed the Principals that its ability to account for the Merger as a pooling-of-interests was a material factor considered by Carey in Carey's decision to enter into this Agreement.

Therefore, pursuant to Opinion No. 16, prior to the publication and dissemination by Carey of consolidated financial results which include results of the combined operations of the Companies and Carey for at least thirty (30) days on a consolidated basis following the Effective Time, the INDY Stockholders shall not sell, offer to sell, or otherwise transfer or dispose of, any shares of the Carey Common Stock received by INDY Stockholders, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the INDY Stockholder's risk of owning shares of Carey. The certificates evidencing the Carey Common Stock to be received by the INDY Stockholders will bear a legend substantially in the form set forth below:

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE ISSUER FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER WILL REMOVE THIS RESTRICTIVE LEGEND WHEN THIS REQUIREMENT HAS BEEN MET.

          In addition, certificates representing the Merger Consideration to be issued to affiliates of INDY as defined by the Securities Act of 1933, as amended, will bear a legend requiring compliance with the requirements of Rule 145 of the Securities Act of 1933, as amended in connection with any resale of the share of such Merger Consideration.

     4.15 Carey and CDF will use all reasonable efforts (in any effects within ten (10) days after the Closing Date) to assure that all approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, including, but not limited to, the approval of any regulatory authority of the transfer to Carey and Carey Indiana of control of each of the Companies' interstate and intrastate common carrier rights, if any, including application for new authority with respect to any authority to which is not subject to transfer.

     4.16 Tax-Free Reorganization.  The Principals have no present intent to
          -----------------------
transfer or otherwise dispose of their ownership interest in the shares of Carey Common Stock received as Merger Consideration in connection with this Agreement, and Carey and the Principals each agree that they will not take any action that would prevent this transaction from being treated as a tax-free reorganization under Section 368(a) of the Code, and none of the Principals nor the Companies know of any reason why the Merger will not qualify as reorganization under
Section 368(a) of the Code.

     5.   REPRESENTATIONS AND WARRANTIES

     5.1  Representations and Warranties of Principals and Companies.  In order
          ----------------------------------------------------------
to induce Carey to enter into this Agreement, the Principals and the Companies hereby jointly and severally represent and warrant to Carey as follows:

          (a)  Organization, Power, Etc. INDY and KDA are each corporations duly
               ------------------------
organized and validly existing under the laws of the State of Indiana. The merger of TTI into INDY was duly authorized and is effective. Neither INDY nor KDA are required to be qualified as a foreign corporation in any jurisdiction. Each of the Companies and KDA has all requisite power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. The Companies and KDA have all requisite power and authority, and the Principals (other than KDA) have full capacity, to enter into this Agreement and all other agreements contemplated hereby and to perform their obligations hereunder and thereunder. The execution and delivery of this agreement has been duly authorized by the board of directors of each of the Companies, and KDA, by KDF as the sole stockholder of KDA, and no other action is necessary to authorize this Agreement or the consummation of the transactions so contemplated other than the approval of the holders of a majority of the outstanding shares of INDY Common Stock. This Agreement constitutes the legal, valid and binding obligation of the Principals and the Companies, enforceable against them in accordance with its terms. The Companies and KDA have previously furnished to Carey true and complete copies of their charters and by-laws, as amended to date.

          (b)  Effect of Agreement.  Except as set forth in Schedule 5.1(b), the
               -------------------                          ---------------
execution, delivery and performance of this Agreement by the Principals and the Companies and consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any person or public authority, will not violate any provision of the charter or by-laws of either of the Companies or KDA, will not violate, with or without the giving of notice and/or the passage of time, any provision of law applicable to the Principals and the Companies, and will not conflict with or constitute a default under, or result in the creation of any Encumbrance upon, any of the properties or assets of the Companies pursuant to any indenture, mortgage, deed of trust or other agreement or instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which any of the Principals or the Companies are a party or by which any of the Principals or the Companies or any of their assets and properties may be bound.

          (c)  Capitalization. The authorized equity securities of INDY consists
               --------------
of Two Million (2,000,000) shares, of which: (i) One Million Seven Hundred Fifty Thousand (1,750,000) are shares of Common Stock , each with no par value (the "Indy Common Stock"), of which Seven Hundred Twenty-Seven Thousand Five Hundred Forty-Two (727,542) shares are issued and outstanding, and (ii) Two Hundred Fifty Thousand (250,000) are shares of Preferred Stock, each with no par value, of which no shares are issued and outstanding. The authorized equity securities of TTI, prior to the effectiveness of the merger of TTI with and into INDY, consisted of One Thousand (1,000) shares of common stock, each with no par value per share (the "TTI Common Stock"), Eight

Hundred (800) of which shares are issued and outstanding. All outstanding shares of INDY Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments, agreements or understandings (written or oral) that require either of the Companies to issue, sell, transfer, purchase or redeem any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to either of the Companies. As of the Closing Date, there will be no agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of either of the Companies.

          (d)  Ownership and Title to the Shares.  The Stockholders set forth in
               ---------------------------------
Schedule 5.1(d) (the "Stockholders") are the sole record and beneficial holders
---------------
of all of the issued and outstanding shares of the INDY Common Stock, owning the number of shares set forth opposite their names on Schedule 5.1(d). To the
                                                   ---------------
Principals' and Companies' knowledge, the Stockholders own their respective shares free and clear of any Encumbrances except as set forth in Schedule
                                                                 --------
5.1(d), and the Principals have the ability to vote their shares.   INDY was,
prior to the effectiveness of the merger with TTI with and into INDY, the sole and record and beneficial owner of all the outstanding shares of TTI Common Stock. The current addresses and social security number or other federal tax identification numbers of each of the Stockholders are set forth on Schedule
                                                                    --------
5.1(d).  None of the Principals or the Companies directly or indirectly controls
------
or owns an interest in any other person, corporation, partnership, joint venture or other business entity engaged in the chauffeured car-for-hire or leasing business.

          (e)  Pooling-of-Interests Accounting.  Neither of the Companies have
               -------------------------------
ever been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and, within the past two years, there has not been any sale or spin-off of a significant amount of assets of either of the Companies or any affiliate of the

Companies other than in the ordinary course of business.  Except as set forth on

Schedule 5.1(e), the Companies own no capital stock of Carey.  The Companies
---------------
have not acquired any of their capital stock during the past two years. Neither of the Companies has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the capital stock of either Company or any interest therein or to pay any dividend or make any distribution in respect thereof. Except as provided above, neither the voting stock structure of the Companies nor the relative ownership of shares among any of INDY's Stockholders has been altered or changed within the last two (2) years in contemplation of the Merger. Except as set forth in Schedule 5.1(e), none of the shares of INDY
                                    ---------------
Company Stock were issued pursuant to awards, grants or bonuses. Except as set forth above, to the best of the Principal's knowledge, there has been no transaction or action taken with respect to the equity ownership of the Companies in contemplation of the Merger which would prevent Carey from accounting for the Merger under the pooling-of-interests method of accounting in accordance with Opinion No. 16 of the Accounting Principles Board ("Opinion No. 16"). If required, the Principals shall or shall cause the Companies to execute any documentation reasonably required by Carey's independent public accountant to enable Carey to account for the Merger as a pooling-of-interests.

          (f)  Subsidiaries.  Neither of the Companies owns, nor has any
               ------------
agreements or understanding (written or oral) to acquire, any equity securities or other securities of any corporation, general or limited partnership, limited liability company, joint venture, or other entity of business, or any direct or indirect equity or ownership interest in any other business. The business of each of the Companies is, and since October 1, 1995, has been conducted solely through the Companies, and not through any subsidiary, affiliate or joint venture of the Principals or the Companies or any other entity or person. Neither the Principals nor the Companies owns or controls, directly or indirectly, any business or company competitive with the Companies or any business or company that provides services to the Companies or any other chauffeured car-for-hire or leasing services company.

          (g)  Financial Statements.  The Companies have provided to Carey  (i)
               --------------------
the consolidated financial statements of the Companies, including a statement of income, balance sheet, and statement of cash flows, for the fiscal years ended September 30, 1994, 1995 and 1996, which consolidated financial statements have been reviewed by Deloitte & Touche LLP, and the monthly internal financial statements of the Companies from October 1, 1996 through September 30, 1997, which financial statements are attached as Schedule 5.1(g) (collectively, the
                                           ---------------
"Financial Statements"); (ii) the tax returns of the Companies for fiscal years 1994, 1995 and 1996 and (iii) a schedule of monthly revenues of the Companies from October 1, 1996 through September 30, 1997 which include a break-out of revenue by direct bill, credit card, cash, which indicates whether such revenue includes tax, tips, tolls and commissions, which financial statements are attached as Schedule 5.1(g) (collectively, the "Financial Statements"). The
            ---------------
Financial Statements are complete and correct and accurately present the financial condition and results of operations of the Companies all in conformity with GAAP consistently applied.

          (h)  Books and Records. The books and records of each of the Companies
               -----------------
are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Companies as set forth in the Financial Statements.

          (i)  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
of the amounts specifically reflected on or reserved against in the Companies' balance sheet as of September 30, 1997 included in the Financial Statements (the "Balance Sheet"), the Companies do not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for immaterial liabilities and obligations incurred in the ordinary course of business which are consistent with past practice. The Principals and the Companies do not know of any basis for the assertion against the Companies of any liability or obligation not fully reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof.

          (j)  Absence of Adverse Change. Since September 30, 1997 (the "Balance
               -------------------------
Sheet Date"), there has been no material adverse change in the business, financial position, assets, liabilities, results of operations or prospects of either of the Companies, nor are there any conditions that exist which, if they materialized would adversely effect either of the Companies, other than transactions expressly contemplated to occur in connection with the transactions contemplated hereby or as set forth on Schedule 5.1(j). The Principals and the
                                       ---------------
Companies have not:

               (i) taken any action or made any change in the business or operations of either of the Companies, other than in the ordinary course of business consistent with past practice;

               (ii) entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (a) that has interfered or is reasonably likely to interfere with the normal and usual operations of the business of either of the Companies or (b) that, singly or in the aggregate, has resulted or is reasonable likely to result in a material adverse change with respect to either of the Companies;

               (iii) incurred or increased any indebtedness for borrowed money or any capital lease obligations, or assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, partnership, firm, or corporation (except to endorse checks for collection for deposit in the ordinary course of business), or made any loan or advance to any individual, partnership, firm or corporation other than in the normal course of business;

               (iv) mortgaged, pledged, or otherwise encumbered, or, other than in the ordinary course of business consistent with past practice, sold, transferred or otherwise disposed of, any of the properties or assets of the Companies, including any canceled, released, hypothecated or assigned indebtedness owed to the Companies, or any claims held by the Companies;

               (v) made any investment of a capital nature in excess of Two Thousand Five Hundred Dollars ($2,500) or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation; or made any loans or advances to any other person, other than reasonable travel or other advances to employees in the ordinary course of business consistent with past practices without the prior written consent of Carey;

               (vi) other than payment to NBD Indiana, Inc. as agreed to by Carey, paid any long-term liability, otherwise than in accordance with its terms;

               (vii) failed to make any scheduled or other payment by its due date;

               (viii) incurred any material damage, destruction or loss to any asset owned by either of the Companies or used in either of the Companies' business;

               (ix) entered into any amendment, waiver or modification to any existing material agreement, contract, lease, indenture or commitment (whether written or oral); or

               (x) agreed, contracted or committed to do any of the foregoing, or agreed to pay after the Closing any expenses or fees of counsel, accountants or consultants for services in preparation for or in connection with this Agreement or the transactions contemplated hereunder.

          (k)  Receivables; Banking Relationships.  Schedule 5.1k(i) provides an
               ----------------------------------  ----------------
accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Companies as of the Balance Sheet Date. All existing receivables of the Companies represent valid obligations of third parties arising from bona fide transactions entered into in the ordinary course
                     ---------
of business.  Schedule 5.1k(ii) lists (a) each account maintained by or for the
              -----------------
benefit of either of the Companies at any bank or other financial institution since the Balance Sheet Date.

          (l)  Tax Matters.
               -----------

               (i) the Companies and any consolidated, combined or unitary group of which the Companies are or were a member, (individually, a "Tax Affiliate" and, collectively the "Tax Affiliates") have prepared and timely filed with the appropriate United States, state and local government agencies and all foreign countries and political subdivisions thereof all tax returns, declarations, and reports, estimates, information returns and statements ("Returns") required to be filed and all such returns are correct and complete. The Companies and any Tax Affiliates have timely and properly paid, or entered into executed agreements to pay, in full all Taxes that are shown to be due on such Returns or claimed to be due by any taxing authority. The Companies and any Tax Affiliates have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and timely and properly withheld from employee wages and paid over to proper government authorities all amounts required to be so withheld and paid over under all applicable laws, except as disclosed on Schedule 5.1(l)(i).

               (ii) there are no liens for Taxes upon the assets of the Companies or of any Tax Affiliate. Neither the Companies nor any of their Tax Affiliates has requested any extension at time within which to file any Return which Return has not since been filed, except as disclosed on Schedule 5.1(l)(ii). Except as disclosed on Schedule 5.1(l)(ii), no deficiency for any taxes has been proposed, asserted or assessed against the Companies or any of their Tax Affiliates which has not been resolved and paid in full. There are no outstanding waivers or consents given by the Companies or any of their Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns.

               (iii) neither the Companies nor any Tax Affiliate is a party, nor are there any circumstances that would cause them to be a party, to any pending action or proceeding, nor is any action or proceeding threatened by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of taxes has been asserted against the Companies or any Tax Affiliates other than an audit by the Indiana Department of Revenue of the companies that is currently pending, as disclosed on Schedule 5.1(l)(iii).

               (iv) for purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfers,
                                                          ----------
franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

               (v) the Companies are and at all times since their incorporation have been C corporations as defined by the Code.

          (m)  Tangible Properties and Vehicles.
               --------------------------------

               (i)    Schedule 5.1(m)(i) contains a true and complete list of
                      ------------------
all tangible personal property, including, without limitation, furniture, fixtures, equipment, computer hardware and software (but excluding Vehicles defined below) owned by or leased to either of the Companies (the "Tangible Personal Property"), other than minor items valued at less than One Hundred Dollars ($100.00). Except with respect to Tangible Personal Property listed as being leased on Schedule 5.1(m)(i), the
                                                     ------------------
Companies have good and marketable title free and clear of all Encumbrances to the Tangible Personal Property. With respect to any Tangible Personal Property leased by either of the Companies, all leases, conditional sale contracts, franchises or licenses pursuant to which either of the Companies may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default; and the possession and use of such property by either of the Companies has not been disturbed and no claim has been asserted against any of the Companies adverse to its rights in such leasehold interests. The Tangible Personal Property and the Vehicles constitute all tangible personal property necessary to conduct the business of each of the Companies in the manner in which they have been and are being conducted. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the business of either of the Companies due to the condition of any of the Tangible Personal Property.

               (ii)   Schedule 5.1(m)(ii) contains a true and complete list of
                      -------------------
all motor vehicles used in the operation of the business of each of the Companies (the "Vehicles"), including, without limitation, Vehicles owned by or leased to the Companies (the "Company Vehicles"), or Vehicles for which the Companies are under obligation of any nature by guarantee or otherwise, and sets forth, with respect to each Vehicle, the year, make, serial number, model, mileage as of September 30, 1997, and whether such Vehicle is owned or leased.
Schedule 5.1(m)(ii) sets forth a description of any outstanding financial
-------------------
obligations of the Principals or the Companies (including financial obligations of third parties which are guaranteed by the Principals or the Companies) on any Vehicles, including the date of obligation, deposit, financing source, interest rate, term, dates and amounts of first and last payments, total amount financed, monthly payment, balloon payment (if any), outstanding balance, and extent and nature of the Companies' obligations with respect to such vehicles. Except as shown in Schedule 5.1(m)(ii) the Companies have good and marketable
                   -------------------
title, free and clear of all Encumbrances to all the Company Vehicles. With respect to Vehicles as to which the Companies have outstanding financial obligations, all leases, conditional sales contracts and financing documents pertaining to such Vehicles are in full force and effect, and there is not under any of such instruments any existing default or event of default which with notice or lapse of time or both would constitute such a default. Vehicles are adequate and useable for the purposes for which they are currently used and each such Vehicle is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. During the past three (3) years, there has not been any material interruption of the operations of the Companies' business due to condition of the Vehicles used in the operation of the Companies' business.

          (n)  Premises. Schedule 5.1(n) sets forth a true and complete list and
               --------  ---------------
description of all real property leased by either of the Companies or used in their business (each a "Leased Premises"). A true and correct copy of the lease, as amended to date, with respect to each Leased Premises has been delivered to Carey. Each lease covering Leased Premises is in full force and effect (there existing no default under any such lease which, with the lapse of time or notice or otherwise, would entitle the lessor to terminate the same), conveys the leased real estate purported to be conveyed thereunder and, is enforceable by the Companies. The Companies have the right to use their respective Leased Premises in accordance with the terms of such leases free and clear of all Encumbrances or other interests or rights of third parties, except those which do not or would not have a material adverse effect on the Leased Premises as used in the Companies' business. Each of the Leased Premises is structurally sound, adequately maintained, fully equipped with all necessary utilities and is in good condition and repair, consistent with the uses to which it is presently being put or intended to be put. All structures, improvements and fixtures on the Leased Premises and the current uses of the Leased Premises conform in all material respects to any and all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. There is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises. There are no pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased or Owned Premises, nor is any such condemnation or assessment contemplated by any governmental authority. Neither Company owns any real property.

          (o)  Environmental Matters.  To the knowledge of the Principals:
               ----------------------

               (i) no governmental or private notice of violation, action, suit or other proceeding to enforce or impose liability under any Environmental Laws (as defined below), and no investigation or inquiry under any Environmental Laws, is pending or threatened against either of the Companies, or any person or entity for whose conduct either of the Companies are or may be held responsible, which would affect the business of either of the Companies;

               (ii) no Leased Premises is contaminated with any Hazardous Materials (as defined below). There are no on-site or off-site locations used (currently or in the past) in the Companies' businesses or by either of the Companies in connection with their respective businesses for the treatment, storage or disposal of Hazardous Materials;

               (iii) without limiting the generality of the foregoing, there are no underground storage tanks at any Leased Premises, nor are there any PCB-containing transformers at or on any Leased Premises;

               (iv) there are no liabilities in connection with either of the Companies' businesses relating to the off-site treatment, storage or disposal of Hazardous Materials; and

               (v) there are no asbestos-containing materials located at any Leased Premises.

          (p)  Insurance. Except as disclosed on Schedule 5.1(p)(i), the
               ---------
Companies have at all times since their inception through the date hereof, and will continue to be through the Closing, insured with reasonable amounts of coverage by responsible insurers in respect to their properties, assets and businesses against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule 5.1(p)(ii) correctly describes
                                         -------------------
(by, type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by the Companies at any time during the last fiscal year, and coverage carried by the Companies on the date hereof, each of which current coverage will remain in full force and effect through the Closing. None of the Companies (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) is aware of any threatened or proposed cancellation or non-renewal of any such policy or binder,
(iv) has received notice or is aware of any insurance premiums which will be materially increased in the future or (v) has permitted any such policy to lapse for any period of time. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five (45) days, or as to which the insurer has disclaimed liability.

          (q)  Outstanding Commitments. Schedule 5.1(q) sets forth a list of all
               -----------------------  ---------------
existing contracts, agreements, understandings, arrangements, leases, commitments, licenses, and installment and conditional sales agreements, whether written or oral, relating to each of the Companies (collectively, the "Company Contracts") and, with respect to oral Company Contracts, an accurate and complete summary of the material provisions. The Principals have caused the Companies to deliver or make available to Carey true, correct and complete copies of all written Company Contracts. The execution, delivery and performance by the Companies of each of their Company Contracts has been authorized by all necessary corporate action. All of the Company Contracts are in full force and effect. The Companies and each other party to each of the Company Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Company Contracts. The Principals and the Companies have no present expectation or intention of not fully performing all their obligations under each of the Company Contracts, and neither the Principals nor the Companies have any knowledge of any breach or anticipated breach by any other party to any of the Company Contracts. None of the Company Contracts have been terminated, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and neither the Principals nor the Companies are aware of any intention or right of any party to any Company Contract to default another party to any Company Contract. There exists no actual or, to the knowledge of the Principals or the Companies, threatened termination, cancellation or limitation of the business relationship of the Companies with any party to any Company Contract.

          (r)  Certain Payments. Neither of the Companies nor any director,
               ----------------
officer, agent, or employee of the Companies, or any other person associated with or acting for or on behalf of the Companies, has directly or indirectly,
(i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, entity or agency, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (d) in violation of any federal, state or local law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

          (s)  Transactions With Related Parties.  Except as set forth on
               ---------------------------------
Schedule 5.1(s) hereto, no stockholder, director, officer or employee of each of
---------------
the Companies, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest, beneficial or otherwise, or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Companies which will represent an obligation of the Companies after the Closing, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from, any such person or firm.

          (t)  Licenses, Permits, Authorizations, Etc. Schedule 5.1(t)
               -------------------------------------------------------
identifies and provides a brief description of all licenses, permits, pending applications, consents, approvals and authorizations of or from any public, governmental or regulatory agency, used in or otherwise necessary for the conduct of the business of each of the Companies, including, without limitation, Certificates of Public Convenience and Necessity and other operating certificates applied for and/or currently outstanding and issued by any and all regulatory bodies (including, without limitation, the City of Indianapolis and the State Indiana) (collectively, the "Permits"), providing with respect to each Permit the name of the agency issuing the Permit and, if the holder is other than the Companies, the holder's relationship to the Companies. Each chauffeur who operates a Vehicle, and every Vehicle, has all required Permits. The holder of each Permit has complied with all conditions and requirements imposed by the Permits and the Companies have not received any notice of, and neither the Companies nor the Principals have any knowledge that, any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. Each Company owns or has the right to use its respective Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Encumbrance, and each Permit is valid and in full force and effect, and will not be terminated or adversely affected by the transactions contemplated hereby.

          (u)  Employees.
               ---------

               (i)    on the attached Schedule 5.1(u) is a true and complete
                                      ---------------
list showing the name, address, telephone number, job description, current salary and anticipated salary for 1998, amount of accrued vacation and other benefits, as of the date hereof, of all full-time and all part-time employees of each of the Companies. None of such persons has an employment agreement or understanding, whether oral or written, with the Companies which is not terminable on thirty (30) days or less notice by the Companies without cost or other liability to Companies. No person listed in Schedule 5.1(u) has indicated
                                                  ---------------
that he or she intends to terminate his or her employment with the Companies or seek a material change in his or her duties or status either before or after the Closing. Each employee or independent contractor of the Companies who is required to be licensed under any applicable federal, state or local law is so licensed.

               (ii) neither of the Companies is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and neither of the Companies nor the Principals has any knowledge of any attempt to organize any employees of any of the Companies by any person, unit or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by any of the Companies. No event has occurred or circumstance exists that could provide a reasonable basis for any work stoppage or labor dispute.

          (v)  Employee Benefits.

               (i)    Schedule 5.1(v) sets forth a true and complete list of
                      ---------------
each benefit plan, arrangement or agreement under which benefits (including, but not limited to, severance benefits) are provided to employees or other providers of services that is maintained as of the date of this Agreement (the "Plans") by each of the Companies or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Companies would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (ii) the Principals have heretofore caused the Companies to deliver to Carey true and complete copies (or, if not in written form, summaries) of each of the Plans and all related documents, including, but not limited to, (a) the actuarial report for such Plan (if applicable) for each of the last two years, (b) the annual report for such Plan (if applicable) for each of the last two (2) years and (c) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan (and any application for such determination letter, if one is pending), and Schedule 5.1(v) sets forth a
                                                   ---------------
true and complete list of all of such documents.

               (iii)  except as set forth in Schedule 5.1(v), (a) each of
                                             ---------------
the Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code; (b) each of the Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and each Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects; (c) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits; (d) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Companies or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Companies or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary);
(e) no liability under Title IV of ERISA has been incurred by the Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Companies or any ERISA Affiliate of incurring a material liability thereunder; (f) no Plan is a "multi employer pension plan," as such term is defined in Section 3(37) or 4001(a)(3) of ERISA;
(g) all contributions or other amounts payable by the Companies as of the Closing Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, Section 302 of ERISA and
Section 412 of the Code, and there is no accumulated funding deficiency with respect to any Plan; (h) neither the Principals, the Companies, nor any ERISA Affiliate, has engaged in a transaction in connection with the Companies or any ERISA Affiliate, or any other person or entity, which could subject the Companies or any ERISA Affiliate to a material liability under Section 409 of ERISA, a material civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material tax imposed pursuant to Section 4975 of the Code; (i) no event has occurred and no condition exists with respect to any Plan that could subject the Companies or any ERISA Affiliate to any material tax, fine or penalty imposed by the Code or ERISA; (j) there are no pending, or to the Principal's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (k) neither the Principals, the Companies nor any ERISA Affiliate has any material liability or contingent liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multi-employer plan or the Department of Labor with respect to any employee pension benefit plan currently or previously maintained by the Companies or any ERISA Affiliate; and (l) all material required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and summary plan descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans maintained by the Companies or any ERISA Affiliate for its employees have been properly and timely filed with the appropriate government agency and distributed to participants as required, and the Companies have complied in all material respects with the requirements of COBRA.

               (iv)   except as set forth in Schedule 5.1(v) neither the
                                             ---------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any material payment (including, without limitation, deferred compensation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Companies, or any of their affiliates under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan or otherwise, or (c) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

          (w)  Compliance with Law. Each of the Companies has complied with and
               -------------------
is not in default under, all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its assets and the business conducted by them that would have a material adverse effect on the operations and financial statements of the Companies. There is no existing law, rule, regulation or order, and neither the Companies nor the Principals is aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or materially restrict the Companies, from, or otherwise materially adversely affect the Companies in, conducting their respective business.

          (x)  Litigation. Except as described in Schedule 5.1(x), there are no
               ----------                         --------------
(i) actions, suits or proceedings pending or threatened against or otherwise materially and adversely affecting any of the Principals or the Companies, at law or in equity, or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(ii) no arbitration proceedings relating to any of the Principals or the Companies; (iii) no governmental inquiries pending nor threatened against or involving any of the Principals or the Companies. There are no outstanding orders, writs, judgments, injunctions, settlement agreements, consent decrees, or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting either the Principals or the Companies. None of the Principals or the Companies is in default with respect to any order, writ injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by either the Principals or the Companies pending or threatened against others, nor is there a basis for any such action, suit or proceeding other than as previously disclosed in writing to Carey.

          (y)  Customer List and Proprietary Assets.
               ------------------------------------

               (i)    the customer list delivered at the Closing as Schedule
                                                                    --------
5.1(y)(i) (the "Customer List") is a correct, complete and current customer list
---------
containing the name, address and telephone number of all customers, customer liaisons and arrangers currently serviced by the Companies and, to the extent maintained by the Companies, the same information with respect to all customers, customer liaisons and arrangers serviced by the Companies and its predecessors since October 1, 1993. The Principals and the Companies have never, and no other party has ever, sold, leased, traded, or revealed the Customer List to any competitor of the Companies or any other person, corporation, or entity.

               (ii)   Schedule 5.1(y)(ii) identifies and provides a brief
                      -------------------
description of all Proprietary Assets (as hereinafter defined) owned or licensed to, or otherwise used by each of the Companies regarding: standards and methods of operating, marketing, advertising and public relations, courtesy and appearance standards, charge card services, reservation services, insurance programs and equipment standards for conducting a chauffeured vehicle service business, including improvements in operating procedures and mix of products and services which may be promoted and sold to customers of each of the Companies. Schedule 5.1(y)(ii) lists each
                                             -------------------
trademark and service mark owned by or licensed to, or otherwise used by, each of the Companies and states with respect to each such trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state governmental agency. Except as set forth in Schedule 5.1(y)(ii), each of the
                                             -------------------
Companies has good, valid and marketable title to all of its Proprietary Assets (included, but not limited to, the Customer List), free and clear of all Encumbrances, and has a valid right to use all such Proprietary Assets. Except as set forth in Schedule 5.1(y)(ii), neither of the Companies is obligated to
                -------------------
make any payment to any person or entity for the use of any of its Proprietary Asset. Except as set forth in Schedule 5.1(y)(ii), neither of the Companies has
                               -------------------
developed jointly with any other person or entity any of its Proprietary Asset with respect to which such other person has any rights. Each of the Companies has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all of its Proprietary Assets (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all such Proprietary Assets.

               (iii) none of the Companies' Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person or entity. Neither of the Companies is infringing, misappropriating or making any unlawful use of, and neither of the Companies has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person or entity. To the knowledge of the Companies and the Principals, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any of the Companies' Proprietary Assets.

               (iv)   Schedule 5.1(y)(iv) lists all telephone numbers relating
                      -------------------
to the business of each Company which has been advertised in the Yellow Pages and/or White Pages as well as any other telephone numbers used by either of the Companies for the purpose of taking reservations for its business since 1995. All telephone numbers listed on Schedule 5.1(y)(iv) are in good working order
                                -------------------
and no claim has been asserted against either of the Companies adverse to its rights in any such telephone numbers.

          (z)  Brokerage. The Principals and the Companies represent and warrant
               ---------
to Carey that they have not incurred an obligation or liability, contingent or otherwise, for brokerage, finder's fees or agents' commissions or other similar payment in connection with this Agreement.

          (aa) Securities Representations.  The Companies and each of the
               --------------------------
Stockholders will receive and have a reasonable opportunity to review a copy of that certain Prospectus, as amended or supplemented to date, which is a part of Carey's Registration Statement on Form S-4 (Reg. No. 333-34897) prior to the meeting of such stockholders approving this Agreement and the Merger.

          (bb) Disclosure. No representation or warranty by the Principals
               ----------
or the Companies contained in this Agreement and no statement contained in any Exhibit or Schedule attached hereto contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to prevent any such statements from being misleading. The representations and warranties set forth in this Section 5.1 shall be true and correct on the date of this Agreement and on the Closing Date.

          (cc) Tax-Free Reorganization. The Principals have no present intent to
               -----------------------
transfer or otherwise dispose of their ownership interest in the shares of Carey Common Stock received as Merger Consideration in connection with this Agreement, and Carey and the Principals each agree that they will not take any action that would prevent this transaction from being treated as a tax-free reorganization under Section 368(a) of the

Code, and none of the Principals nor the Companies know of any reason why the Merger will not qualify as reorganization under Section 368(a) of the Code.

     5.2  Representations and Warranties of Carey.  Carey and Carey Indiana
          ---------------------------------------
hereby jointly and severally represent and warrant to the Principals and the Companies as follows:

          (a)  Organization, Power, Etc.  Each of Carey and Carey Indiana is a
               -------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Carey Indiana is duly authorized to transact business in the State of Indiana.

          (b)  Authority Relative to Agreement.  The execution, delivery and
               -------------------------------
performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Carey and Carey Indiana have been, or prior to the Closing will be, duly and effectively authorized by all necessary corporation action. This Agreement and each of the other agreements, documents and instruments to be executed and delivered by Carey have been or will be duly executed and delivered by, and constitute the valid and binding obligation of Carey and Carey Indiana, as the case may be, enforceable against them in accordance with their terms.

          (c)  Conflicts. Carey is not subject to any order, judgment, decree or
               ---------
any charter or by-law provisions or a party to or bound by any material mortgage, deed of trust, lease, agreement or other instrument which would prevent the consummation of the transactions contemplated hereunder, or compliance by it with the terms, conditions and provisions hereof, and such consummation and compliance will not, and will not with the giving of notice or the passage of time, constitute a default or the event of default under or a violation of or grounds for termination of or any other change to any such order, judgment, decree, provision, mortgage, deed of trust, lease, agreement, or any other instrument.

          (d)  Litigation.  No litigation, administrative proceedings or
               ----------
governmental investigations are pending or, to the knowledge of Carey, threatened against or relating to Carey or Carey Indiana or their properties or businesses which would materially affect the transactions contemplated by this Agreement.

          (e)  Disclosure.  No representation or warranty by Carey contained
               ----------
in this Agreement and no statement contained in any Exhibit or Schedule attached hereto contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to prevent any such statements from being misleading.

          (f)  Registration of the Carey Shares Issued as the Merger
               -----------------------------------------------------
Consideration. The shares of the Carey Common Stock to be issued as Merger
--------------
Consideration have been registered under Carey's Registration Statement on Form S-4 (Reg. No. 333-34897) in compliance with the Securities Act of 1933, as amended (the "Act"). Based in part upon the representations of the Principals and the Companies set forth in Section 5.1 (aa) of this Agreement, after the Carey Common Stock to be issued as Merger Consideration has been issued under the terms of this Agreement, it may be freely sold by the holders thereof without registration under the Act, subject to the restrictions on resale to provide for pooling of interest accounting treatment as specified on Section 4.1(iv) of this Agreement and, in the case of affiliates of the Companies, to their compliance with Rules 144 and 145 under the Act.

     6.   INDEMNIFICATION

     6.1  Agreements to Indemnify.
          -----------------------

          (a) As used in this Section 6: (i) "Damages" means claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding; (ii) "Indemnifying Parties" means the parties obligated to provide indemnification under this Section 6.1; and (iii) "Indemnified Party" means the party entitled to indemnification under this Section 6.1.

          (b) On the terms and subject to the limitations set forth in this Agreement, the Principals shall jointly and severally indemnify, defend and hold Carey and Carey Indiana harmless from, against and in respect of any and all Damages incurred by Carey or Carey Indiana arising from or in connection with:
(i) any breach of any representation, warranty, covenant or agreement made by the Principals or the Companies in this Agreement; (ii) the Termination Agreement entered into by INDY with Limousine Acquisition Corporation ("LAC") on August 7, 1997; and (iii) KDA's pledge of KDA's shares to NBD Indiana, Inc.

          (c) The representations, warranties, covenants and agreements of the Principals and the Companies set forth in this Agreement shall, for purposes of this Section 6, be deemed to have survived the Closing Date notwithstanding any contrary terms of this Agreement, for the period during which claims for indemnification may be made pursuant to Section 6, and whenever such representations, warranties, covenants and agreements are referred to in this
Section 6, the text of the same shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each such representation, warranty, covenant and agreement shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties, and notwithstanding any knowledge acquired (or capable of being acquired) by such party or parties, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement, and shall not be affected in any respect by any such investigation, inspection or knowledge.

     6.2  Terms of Indemnity Obligations.  The indemnity obligations of the
          ------------------------------
Indemnifying Parties under this Agreement shall be subject to the following terms:

          (a) The indemnity obligations of the Indemnifying Parties shall expire no later than one (1) year following the Closing Date with respect to any matter for which a claim for indemnification has not been made by such date; and provided that the indemnity obligations of the Indemnifying Parties for claims timely asserted by an Indemnified Party in the manner provided in this Agreement shall continue until such claims are finally resolved and discharged.

          (b) The Merger Consideration allocated for CDF in connection with this Agreement representing the number of Carey shares equal to Four Hundred Ten Thousand Five Hundred Dollars ($410,500) divided by the closing price of the Carey Common Stock used to calculate the Merger Consideration pursuant to
Section 1.7, as well as the Merger Consideration allocated for KDF and KDA in connection with this Agreement representing the number of Carey shares equal to Eighty-Nine Thousand Five Hundred Dollars ($89,500) divided by the closing price of the Carey Common Stock used to calculate the Merger Consideration pursuant to
Section 1.7, shall be registered in the names of CDF and KDA respectively and shall be placed in an Escrow Account in accordance with the terms and conditions of the Escrow Agreement attached as Exhibit 6.2(b) of this Agreement (the "Escrow Agreement") for the purpose of providing collateral funds for indemnifying Carey for any and all Damages for which Carey is entitled to be indemnified pursuant to this Section 6. Funds deposited by the Principals to satisfy their obligations under Section 6 of this Agreement may be substituted from time to time as provided for in the Escrow Agreement. Such Merger Consideration and/or substituted funds will be held in an Escrow Account for a period of one (1) year by which time Carey will cause an accounting to be performed, which accounting will determine whether the Principals have any indemnity obligations under this
Section 6. Funds for indemnification shall not be limited to the Merger Consideration placed in the Escrow Account delivered by CDF and KDF as sole stockholder of KDA to Carey.

          (c) In no event shall CDF, KDF and KDA be liable for any indemnity obligation under this Section 6 unless the aggregate amount of Damages exceeds Fifty Thousand Dollars ($50,000). To the extent that the aggregate amount of Damages exceeds Fifty Thousand Dollars ($50,000), CDF, KDF and KDA shall be liable for all indemnity damages thereafter, in an amount not to exceed Five Hundred Thousand Dollars ($500,000).

     6.3  Notice of Claim.  The Indemnified Party shall promptly notify the
          ---------------
Indemnifying Parties in writing of any Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "Third Party Claim"). Failure of any Indemnified Party to promptly give such notice shall not relieve the Indemnifying Parties of their obligation to indemnify under this Section 6. Together with or following such notice, the Indemnified Party shall deliver to the Indemnifying Parties copies of all notices and documents received by Carey relating to the Third Party Claim (including court papers).

     6.4  Defense and Settlement of Third-Party Claims.  The Indemnifying
          --------------------------------------------
Parties shall have the right (without prejudice to the right of the Indemnified Parties to participate at their own expense through counsel of their own choosing) to defend against any Third Party Claim at their expense and through counsel of their own choosing and to control such defense if they give written notice of their intention to do so within fifteen (15) business days of their receipt of notice of Third Party Claim, and in such event the Indemnified Parties shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying Parties or their counsel all pertinent information under its control relating thereto. The Indemnified Parties shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Parties shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless they shall have consented thereto in writing. The Indemnifying Parties shall have the right to elect to settle any Third Party Claim subject to the consent of the Indemnified Parties; provided, however, that if the Indemnified Parties fail to give such consent within fifteen (15) business days of being requested to do so, the Indemnified Parties shall, at their expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnifying Parties' liability hereunder shall be limited to the amount of any such proposed settlement. The foregoing provisions notwithstanding, in no event may the Indemnifying Parties (a) adjust, compromise or settle any Third Party Claim (i) unless such adjustment, compromise or settlement unconditionally releases Carey and Carey Indiana from all liability or (ii) if such adjustment, compromise or settlement affects the absolute and sole right of Carey or Carey Indiana to own or use any of any their assets (including, without limitation, contract rights) or (b) defend any Third Party Claim which, if adversely determined, would materially impair the financial condition (as defined below), results of operations, business or prospects of Carey or Carey Indiana. To the extent that the Indemnified Parties assume the defense of a Third Party Claim, the Indemnifying Parties shall have the right to participate at their own expense in the defense or settlement of such claim.

     6.5  Control of Tax Proceedings.  (a) If a claim shall be made by any
          --------------------------
taxing authority which, if successful, would result in an indemnity payment by the Principals pursuant to this Section 6 (a "Tax Claim"), or if an audit or administrative proceeding is commenced by any taxing authority with respect to Taxes that could give rise to a Tax Claim (a "Tax Audit"), the Principals shall have the right, at their option, upon timely notice to Carey, to assume and control the conduct of any such Tax Audit and the defense of any suit, action or proceeding with respect to any such Tax Claim at their own expense and with their own counsel (without prejudice to the right of Carey to participate at its own expense through counsel of its own choosing), so long as the Principals have and acknowledge full indemnification responsibility under this Section 6 for all of the Taxes which are asserted by the tax authority to be the subject of the Tax Audit or Tax Claim provided that no indemnification shall be made as a result of timing differences, excluding any penalties or interest related to such timing differences.

          (b) In any case in which the Principals are entitled to and elect to control the contest, as provided in Section 6.5(a) above, the Principals, at their sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority with respect to any Tax Claim; may, at their sole option, either pay the Taxes claimed and sue for a refund where applicable law permits such refund suits, or may contest the Tax Claim in any permissible manner, and prosecute such contest to a determination in court of initial jurisdiction, and to determination in an appellate court, and may settle the Tax Claim at any stage in the judicial process; provided, however, that the Principals may not do so without the written consent of Carey, which consent may not be unreasonably withheld, unless such settlement would materially impair the financial condition, results of operations, business or prospects of the Companies or Carey, in which case Carey may withhold such consent in its sole discretion (either initially or at some later time) at any stage of the administrative and judicial process.

     7.   TERMINATION; AMENDMENTS; WAIVERS

     7.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing Date:

          (a) by mutual consent of Carey, Carey Indiana, the Principals and the Companies;

          (b) by Carey or the Companies if the Closing shall not have occurred on or before December 31, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c) by Carey if there has been a material misrepresentation or material breach of the representations, warranties, covenants or obligations of the Principals or the Companies set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days or Carey has not received written notice from the Principals or the Companies that such breach will be cured within sixty (60) days after Carey has notified the Principals or the Companies of such breach;

          (d) by the Principals and the Companies if there has been a material misrepresentation or material breach of the representations, warranties, covenants and obligations of Carey or the Companies set forth herein, provided that in the case of a breach of any such covenant or obligation, such breach has not been cured within ten (10) business days or the Principals or Companies have not received written notice from Carey that such breach will be cured within sixty (60) days after the Principals and/or Companies have notified Carey of such breach.

          (e) by the Companies if, prior to the consummation of the Merger, (i) the Companies receive a bona fide written proposal or offer regarding an
                        ---------
Alternative Transaction from a third party, (ii) the Board of Directors of INDY determines in good faith, based upon a written opinion of INDY's outside counsel, that the failure to accept such proposal or offer would violate the Board's fiduciary duties under applicable Indiana law and (iii) the Companies have provided Carey with at least five (5) business days written notice of proposal or offer, including a copy thereof, and of the determination of its Board of Directors and opinion of its outside counsel referred to in clause (ii) above; provided, however, that a condition to the effectiveness of the
       -----------------
termination of this

Agreement and the abandonment of the Merger pursuant to this subsection (e) is the payment to Carey in same day funds of the sum of Six Hundred Thousand Dollars ($600,000).

     The power of termination provided for by this Section 7.1 will be effective only after written notice thereof shall have been given to the other parties.
If this Agreement is terminated in accordance with this Section 7.1, this Agreement shall be abandoned without further action by the parties.

     7.2  Effect of Termination.  In the event of termination of this Agreement
          ----------------------
pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and no party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(a) Sections 4.1 and 8.1 shall survive any termination of this Agreement, and
(b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

     7.3  Amendment.  This Agreement may not be amended except by an instrument
          ----------
in writing signed on behalf of each of the parties hereto.

     7.4  Extension; Waiver.  At any time prior to the Closing Date, the parties
          ------------------
hereto may, subject to Section 7.3, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.   MISCELLANEOUS

     8.1  Expenses.  The Companies, Carey and Carey Indiana shall pay the fees
          --------
and expenses of their respective counsel, accountants, other experts and all other expenses incident to the negotiation, preparation and execution of this Agreement, except for Fifteen Thousand Dollars ($15,000) in fees and expenses associated with the preparation and delivery of an audit and the Final Closing Date Balance Sheet by Coopers which shall be paid by the Companies.

     8.2  Certain Tax Matters.  The Principals shall cause the Companies to
          -------------------
prepare and file any required Return for any taxable period ending on or before the Closing Date and that is due on or before the Closing Date. Carey shall cause the Companies to prepare and file all required returns due after the Closing Date.

     8.3  Definitions.  As used in this Agreement:
          -----------

     An "Affiliate" of any entity shall mean any person, corporation, partnership or business organization which, directly or indirectly, controls, is controlled by or is under common control with, such entity.

     "Control" shall mean direct or, either together with others acting as a group or otherwise, indirect ownership or possession of the right or power, by vote of stockholders or directors, or by contract, agreement or other arrangement, to direct, determine, prevent or otherwise dictate managerial, operational or other actions or activities of any firm, corporation or business organization.

     "Encumbrance" means any charge, claim, right, property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including, without limitation, any restriction of use, voting, transfer, receipt of income, or exercise of any other attribute of ownership held by another party.

     "Environmental Laws" means, individually and collectively, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act or any other federal, state or local law, regulation, ordinance, rule or by-law regulating the use, presence, storage, transportation or disposal of Hazardous Materials.

     "Hazardous Materials" means, individually and collectively, toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants, contaminants or wastes (as those terms are used in the Environmental Laws), petroleum products, polychlorinated biphenyls, asbestos, ureaformaldehye foam, waste oil or radioactive materials.

     "Proprietary Asset" means any (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, confidential information, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) license or right to use or exploit any of the foregoing.

     8.4  Entire Agreement.  This Agreement and the other agreements to be
          ----------------
delivered pursuant hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

     8.5  Binding Effect; Benefit.  This Agreement shall inure to the benefit of
          -----------------------
and be binding upon the parties hereto and their respective heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. As used herein, the successors of Carey shall be deemed to include any affiliate of Carey conducting a chauffeured car-for-hire business.

     8.6  Section and Other Headings.  The section and other headings contained
          --------------------------
in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.7  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to have been duly given if delivered in person or sent by certified mail, postage and certification charges prepaid, as follows:

If to the Principals
or the Companies:        Craig Del Fabro
                         President
                         INDY Connection Limousines, Inc.
                         5700 West Minnesota Bldg. B
                         P. O. Box 42126
                         Indianapolis, IN 46242

                         KD & Associates Professional Corporation
                         13092 Harrison Drive
                         Carmel, Indiana 46033

                         Kim Del Fabro
                         13092 Harrison Drive
                         Carmel, Indiana 46033

                         with a copy to
                         Locke, Reynolds, Boyd & Weisell
                         1000 Capital Center South
                         201 North Illinois Street
                         Indianapolis, IN 46204
                         Attn: Jeffrey B. Bailey, Esq.

If to Carey:             Carey International, Inc.
                         4530 Wisconsin Avenue, N.W.
                         Washington, DC  20016
                         Fax: (202) 895-1201
                         Vincent A. Wolfington
                         Chairman of the Board

                         with a copy to:

                         Nutter, McClennen & Fish, LLP
                         One International Place
                         Boston, MA 02110
                         Attn: James E. Dawson, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8.8  Governing Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of Delaware.

     8.9  Counterparts.  This Agreement may be executed in any number of
          -------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.10 Severability.  In the event that any provision of this Agreement or
          -------------
the application thereof to any person or in any circumstances shall be determined to be invalid, unlawful or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than that to those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected thereby and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

                              CAREY INTERNATIONAL, INC.

                              By: \s\ Devin J. Murphy
                                 -----------------------
                                 Its Senior Vice President
                                   and Chief Development Officer

                              CAREY LIMOUSINE INDIANA, INC.

                              By: \s\ Devin J. Murphy
                                 -----------------------
                                 Its Senior Vice President
                                   and Chief Development Officer


                              INDY CONNECTION LIMOUSINES, INC.

                              By: \s\ Craig Del Fabro
                                 -----------------------
                                 Craig Del Fabro, President


                              TRANSIT TOURS, INC.

                              By: \s\ Craig Del Fabro
                                 -----------------------
                                 Craig Del Fabro, President


                              KD & ASSOCIATES
                              PROFESSIONAL CORPORATION

                              By: \s\ Kim Del Fabro
                                 --------------------
                                 Kim Del Fabro, President


                               \s\ Craig Del Fabro
                              -----------------------
                               Craig Del Fabro


                               \s\ Kim Del Fabro
                              -----------------------
                               Kim Del Fabro